Exhibit 99.1

CORESITE REPORTS FIRST QUARTER RESULTS

DENVER, CO – April 24, 2013 – CoreSite Realty Corporation (NYSE: COR), provider of powerful, network-dense data center campuses and the CoreSite Mesh, which enable interconnected communities of service providers and enterprises, today announced financial results for the first quarter ended March 31, 2013.

Quarterly Highlights

•	Reported first-quarter funds from operations (“FFO”) of $0.41 per diluted share and unit, representing a 13.9% increase over the prior-year quarter
•	Reported first-quarter revenue of $55.1 million, representing a 16.5% increase over the prior-year quarter
•	Executed new and expansion data center leases, representing $5.1 million of annualized GAAP rent
•	Realized rental churn of 1.1% and rent growth on signed renewals of 2.0% on a cash basis and 21.6% on a GAAP basis
•	Commenced 39,376 net rentable square feet of new and expansion leases, with GAAP annualized rent of $161 per square foot

Tom Ray, CoreSite’s Chief Executive Officer, commented, “Our first-quarter financial results reflect continuing momentum in growing our business. New and expansion data center sales volume of 42,800 square feet was 30% above our trailing 12-month average, excluding the 100,000 square-foot powered-shell build-to-suit signed in Q4-12. The GAAP rental rate on new and expansion data center sales in Q1-13 was $119 per square foot, which was below our trailing four-quarter mean, driven meaningfully by lower power density and geographic variations in the Q1-13 sales mix. Looking deeper, our Q1-13 sales also accomplished key operational goals. Specifically, we materially increased the number of customer commitments that we believe add strategic value to our platform. Further, we backfilled a significant component of recently vacated capacity and executed an anchor deployment on the newly opened third floor of our LA2 facility. Finally, we saw strong annualized interconnection growth, which we believe reflects early signs of what we target to be a more profitable sales mix.”

“We continue to expand our portfolio to support our sales funnel. During Q1 we acquired and began construction on NY2 in Secaucus, New Jersey, and commenced site construction on VA2 in Reston,” Mr. Ray continued. “In Q1-13 we also launched a new product, our Open Cloud Exchange, designed to enhance the value of our platform to enterprises and public and private clouds. We remain focused on executing our business plan targeted to increase returns on investment and believe we are well-positioned to capture growth.”

Financial Results

CoreSite reported FFO attributable to shares and units of $19.3 million for the three months ended March 31, 2013, a 17.7% increase over the same quarter of the prior year and a decrease of 2.3% on a sequential quarter basis.  The decrease results from the first full-quarter effect of preferred stock dividends since CoreSite issued the preferred stock in December 2012.  On a per diluted share and unit basis, FFO increased 13.9% to $0.41 for the three months ended March 31, 2013, as compared to $0.36 per diluted share and unit for the three months ended March 31, 2012.  Total operating revenue for the three months ended March 31, 2013, was $55.1 million, a 16.5% increase over the same quarter of the prior year.  The company reported net income for the three months ended March 31, 2013, of $6.2 million and net income attributable to common shares of $1.8 million, or $0.09 per diluted share.

Sales Activity

First quarter data center lease commencements totaled 39,376 NRSF at a weighted average GAAP rental rate of $161 per NRSF, which represents $6.3 million of annualized GAAP rent.

The first quarter rental churn rate was 1.1%. Rental churn is calculated based on the annualized rental revenue of leases terminated in the period compared with total annualized rental revenue at the beginning of the period. Renewal leases totaling 47,598 NRSF commenced in the first quarter at a weighted average GAAP rate of $103 per NRSF, reflecting a 2.0% increase in rent on a cash basis and a 21.6% increase on a GAAP basis. The renewals include a 22,000 NRSF powered shell lease. Excluding this lease, the weighted average GAAP rate was $137 per NRSF.

CoreSite executed new and expansion data center leases representing $5.1 million of annualized GAAP rent during the quarter, comprised of 42,799 NRSF at a weighted average GAAP rate of $119 per NRSF.

Development and Redevelopment Activity

CoreSite had 275,010 NRSF of data center space under construction at five key locations as of March 31, 2013. The projects under construction include SV4 and SV5 (San Francisco Bay), BO1 (Boston), CH1 (Chicago), VA2 (Virginia) and NY2 (New York). As of the end of the first quarter, CoreSite had incurred $67.0 million of the estimated $190.2 million required to complete these projects.

Balance Sheet and Liquidity

On January 3, 2013, CoreSite amended its credit facility by converting it to unsecured, expanding availability to $355.0 million from $225.0 million, extending its maturity to January 2017 and lowering the interest rate spread.

As of March 31, 2013, CoreSite had $111.4 million of total long-term debt equal to 6.0% of total enterprise value and equal to 1.1x annualized adjusted EBITDA for the quarter ended March 31, 2013.

At quarter end, CoreSite had $8.5 million of cash available on its balance sheet and $294.5 million of available capacity under its credit facility.

Dividend

On March 5, 2013, the company announced a dividend of $0.27 per share of common stock and common stock equivalents for the first quarter of 2013. The dividend was paid on April 15, 2013, to shareholders of record on March 28, 2013.

On the same date, the company announced a dividend of $0.62 per share of Series A preferred stock for the period December 12, 2012, to April 14, 2013. The dividend was paid on April 15, 2013, to shareholders of record on March 28, 2013.

2013 Guidance

The company is maintaining its 2013 guidance of FFO per diluted share and unit in the range of $1.72 to $1.82.

This outlook is predicated on current economic conditions, internal assumptions about CoreSite’s customer base, and the supply and demand dynamics of the markets in which CoreSite operates. Further, the guidance does not include the impact of any future financing, investment or disposition activities.

Upcoming Conferences and Events

CoreSite will participate in NAREIT’s REITWeek conference from June 5, 2013, through June 7, 2013, at the Chicago Hilton in Chicago, IL.

Conference Call Details

The company will host a conference call April 24, 2013, at 1:00 p.m., Eastern time (11:00 a.m. Mountain time) to discuss its financial results, current business trends and market conditions.

The call can be accessed live over the phone by dialing 877-407-3982 for domestic callers or 201-493-6780 for international callers. A replay will be available shortly after the call and can be accessed by dialing 877-870-5176 for domestic callers, or for international callers, 858-384-5517.  The passcode for the replay is 411380.  The replay will be available until May 1, 2013.

Interested parties may also listen to a simultaneous webcast of the conference call by logging on to the company’s website at www.CoreSite.com and clicking on the “Investors” tab.  The on-line replay will be available for a limited time beginning immediately following the call.

About CoreSite

CoreSite Realty Corporation (NYSE: COR) is the data center provider chosen by more than 750 of the world’s leading carriers and mobile operators, content and cloud providers, media and entertainment companies, and global enterprises to run their performance-sensitive applications and to connect and do business. CoreSite propels customer growth and long-term competitive advantage through the CoreSite Mesh by connecting the Internet, private networking, mobility, and cloud communities within and across its 14 high-performance data center campuses in nine markets in North America. With direct access to 275+ carriers and ISPs, over 180 leading cloud and IT service providers, inter-site connectivity, and the nation’s first Open Cloud Exchange that provides access to thousands of lit buildings and multiple key cloud on-ramps, CoreSite provides easy, efficient and valuable gateways to global business opportunities. For more information, visit www.CoreSite.com.

CoreSite Investor Relations Contact

+1 303.222.7276

InvestorRelations@CoreSite.com

CoreSite Media Contact

Jeannie Zaemes | CoreSite Marketing Senior Director

+1 720.446.2006 | +1 866.777.CORE

Jeannie.Zaemes@CoreSite.com

Forward Looking Statements

This earnings release and accompanying supplemental information may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; the company’s failure to obtain necessary outside financing; the company’s failure to qualify or  maintain its status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

Consolidated Balance Sheet

(in thousands, except per share data)

	March 31, 2013	December 31, 2012
Assets:
Investments in real estate:
Land	$76,227	$85,868
Building and building improvements	618,593	593,020
Leasehold improvements	89,306	85,907
	784,126	764,795
Less: Accumulated depreciation and amortization	(115,435)	(104,490)
Net investment in operating properties	668,691	660,305
Construction in progress	98,957	61,328
Net investments in real estate	767,648	721,633
Cash and cash equivalents	8,487	8,130
Restricted cash	200	468
Accounts and other receivables, net	10,108	9,901
Lease intangibles, net	16,260	19,453
Goodwill	41,191	41,191
Other assets	47,695	44,556
Total assets	$891,589	$845,332

Liabilities and equity:
Liabilities
Revolving credit facility	$52,000	$-
Mortgage loans payable	59,375	59,750
Accounts payable and accrued expenses	49,903	50,624
Deferred rent payable	5,642	4,329
Acquired below-market lease contracts, net	7,988	8,539
Prepaid rent and other liabilities	12,177	11,317
Total liabilities	187,085	134,559

Stockholders’ equity
Series A cumulative preferred stock	115,000	115,000
Common stock, par value $0.01	207	207
Additional paid-in capital	261,249	259,009
Accumulated deficit	(39,911)	(35,987)
Total stockholders’ equity	336,545	338,229
Noncontrolling interests	367,959	372,544
Total equity	704,504	710,773
Total liabilities and equity	$891,589	$845,332

Consolidated Statement of Operations

(in thousands, except share and per share data)

	Three Months Ended:

	March 31, 2013	December 31, 2012	March 31, 2012
Operating revenues:
Rental revenue	$33,102	$32,113	$29,630
Power revenue	13,529	14,129	12,374
Interconnection revenue	6,572	6,369	3,655
Tenant reimbursement and other	1,888	2,641	1,625
Total operating revenues	55,091	55,252	47,284
Operating expenses:
Property operating and maintenance	14,527	15,206	14,395
Real estate taxes and insurance	2,220	2,461	2,014
Depreciation and amortization	15,949	16,336	15,461
Sales and marketing	3,789	3,389	2,129
General and administrative	7,003	7,133	6,352
Rent	4,793	4,754	4,577
Transaction costs	5	37	122
Total operating expenses	48,286	49,316	45,050
Operating income	6,805	5,936	2,234
Interest income	2	1	2
Interest expense	(439)	(1,314)	(1,018)
Income before income taxes	6,368	4,623	1,218
Income tax (expense) benefit	(173)	(45)	125
Net income	6,195	4,578	1,343
Net income attributable to noncontrolling interests	2,262	2,276	743
Net income attributable to CoreSite Realty Corporation	3,933	2,302	600
Preferred dividends	(2,084)	(440)	-
Net income attributable to common shares	$1,849	$1,862	$600
Net income per share attributable to common shares:
Basic	$0.09	$0.09	$0.03
Diluted	$0.09	$0.09	$0.03
Weighted average common shares outstanding:
Basic	20,673,896	20,607,119	20,455,875
Diluted	21,314,779	21,036,794	20,694,855

Reconciliation of net income to funds from operations (FFO):

(in thousands, except per share data)	Three Months Ended:

	March 31, 2013	December 31, 2012	March 31, 2012
Net income	$6,195	$4,578	$1,343
Real estate depreciation and amortization	15,142	15,566	15,008
FFO	$21,337	$20,144	$16,351
Preferred stock dividends	(2,084)	(440)	-
FFO available to common shareholders and OP unitholders	$19,253	$19,704	$16,351
Weighted average common shares and OP units outstanding - diluted	46,668,488	46,390,503	46,039,937
FFO per common share and OP unit - diluted	$0.41	$0.42	$0.36

CoreSite Realty Corporation considers FFO to be a supplemental measure of performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. The company calculates FFO in accordance with the standards established by NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

The company offers this measure because management recognizes that FFO will be used by investors as a basis to compare operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of the properties, all of which have real economic effect and could materially impact financial condition and results from operations, the utility of FFO as a measure of performance is limited. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund cash needs, including the ability to pay dividends or make distributions. In addition, the company’s calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently. Investors in the company’s securities should not rely on these measures as a substitute for any GAAP measure, including net income.

Reconciliation of net income to earnings before interest, taxes, depreciation and amortization (EBITDA):

	Three Months Ended:

	March 31, 2013	December 31, 2012	March 31, 2012
Net income	$6,195	$4,578	$1,343
Adjustments:
Interest expense, net of interest income	437	1,313	1,016
Income taxes	173	45	(125)
Depreciation and amortization	15,949	16,336	15,461
EBITDA	$22,754	$22,272	$17,695
Non-cash compensation	1,895	1,568	747
Transaction costs / litigation settlement expenses	105	328	1,572
Adjusted EBITDA	$24,754	$24,168	$20,014

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The company calculates adjusted EBITDA by adding non-cash compensation expense and transaction costs to EBITDA as well as adjusting for the impact of gains or losses on early extinguishment of debt. Management uses EBITDA and adjusted EBITDA as indicators of the company’s ability to incur and service debt. In addition, management considers EBITDA and adjusted EBITDA to be appropriate supplemental measures of the company’s performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDA and adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement is limited.